Exhibit 99.1

STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (“Agreement”) is dated May 3, 2004, and is entered into by and between HUNTER’S GLEN/FORD, LTD., a Texas limited partnership (“Hunter’s Glen”), and GERALD J. FORD, a resident of the State of Texas (“Ford”).

     WHEREAS, Ford now desires to purchase and Hunter’s Glen has agreed to sell 563,728 shares of Common Stock, par value $0.01 per share (the “Shares”), of First Acceptance Corporation, a Delaware corporation, at a purchase price of $4.00 per Share.

     NOW, THEREFORE, in consideration of the mutual covenants contained and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. SALE OF STOCK

     1.1 Sale of Stock. Subject to the terms and conditions stated in this Agreement, Hunter’s Glen shall sell, assign, transfer and deliver the Shares to Ford, and Ford shall purchase the Shares from Hunter’s Glen upon execution of this Agreement (the “Closing”).

     1.2. Purchase Price. The purchase price to be paid by Ford to Hunter’s Glen for the Shares is $4.00 per share (the “Purchase Price”), which amount shall be paid in cash at Closing by wire transfer or by delivery by Ford to Hunter’s Glen of a cashier’s or bank check by overnight delivery on the business day immediately following the Closing.

     1.3. Representation by Ford. Ford hereby represents and warrants to Hunter’s Glen that he is acquiring the Shares for his own account and for investment purposes and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

2. CLOSING OF PURCHASE

     2.1. Closing. The purchase and sale transaction referred to in Section 1.1 shall take place on the date hereof at the offices of Hunter’s Glen in Dallas, Texas, or at such other time and place as the parties to this Agreement shall mutually agree upon.

     2.2. Closing Deliveries. At or promptly following the Closing, (i) Ford shall deliver to Hunter’s Glen the Purchase Price, as provided above, and (ii) Hunter’s Glen shall deliver to Ford a certificate representing the Shares being sold on such date.

3. MISCELLANEOUS

     3.1. Captions. The captions used in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     3.2. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, successors and assigns.

     3.3. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     3.4. Entire Agreement. This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter contained in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     3.5. Survival of Representations and Covenants. All representations, warranties, covenants, and agreements made by the respective parties to this Agreement hereto shall survive the consummation of the transactions contemplated by this Agreement.

     3.6. Further Assurances. Each of the parties to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

     3.7. Governing Law. THIS AGREEMENT IS MADE PURSUANT TO, WILL BE CONSTRUED UNDER, AND WILL BE CONCLUSIVELY DEEMED FOR ALL PURPOSES TO HAVE BEEN EXECUTED AND DELIVERED UNDER, THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

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     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

HUNTER’S GLEN:	HUNTER’S GLEN/FORD, LTD.

	By:	FORD DIAMOND CORPORATION, general partner

		By:	/s/ Gary Shultz

Gary Shultz,
Vice President

FORD:	/s/ Gerald J. Ford

Gerald J. Ford